UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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BMC Software, Inc. commenced mailing of the below letter and proxy card to its stockholders on June 12, 2012.

June 12, 2012

Dear Fellow Stockholder:

We are writing to you today regarding BMC Software’s upcoming Annual Meeting of Stockholders, which will be held on July 25, 2012. At this meeting, you will be asked to make an important decision regarding the future of BMC. We urge you to protect the value of your investment by voting “FOR” BMC’s experienced and highly qualified Director nominees: Robert E. Beauchamp, Jon E. Barfield, Gary L. Bloom, Meldon K. Gafner, Mark J. Hawkins, Stephan A. James, P. Thomas Jenkins, Louis J. Lavigne, Jr., Kathleen A. O’Neil and Tom C. Tinsley.

BMC’s Board of Directors and senior management are singularly focused on increasing the value of your investment in BMC. BMC is executing its strategic plan and is well-positioned to create stockholder value by capturing the growing demand for enterprise IT management software created by the explosion of complexity in enterprise IT. We have taken – and will continue to take – aggressive steps to drive growth, including building additional sales force capacity, expanding our global alliances program and investing in our products and technology to ensure that we remain the leading provider of enterprise IT management software.

Elliott Associates, L.P. and Elliott International, L.P. (collectively, “Elliott”) have proposed to replace four BMC Directors with its own nominees. We believe Elliott’s nominees would not effectively represent the interests of all BMC stockholders and would instead advance Elliott’s proposal to pursue a sale of the Company. Your Board has considered Elliott’s proposal and unanimously determined that the proposal is not in the best interest of our stockholders and that now is not the right time to pursue a sale. Your Board does not support short-term actions that would be detrimental to the creation of sustainable long-term value for our stockholders. As a public company, we are always open to any alternative that fully reflects the value and prospects of BMC.

The BMC Board unanimously recommends that BMC stockholders use the enclosed WHITE proxy card today to vote by telephone, by Internet or by signing, dating and returning the WHITE proxy card in the postage-paid return envelope provided. Please discard any green Elliott proxy card you may receive.

BMC IS SUCCESSFULLY EXECUTING ITS GROWTH STRATEGY BY TARGETING A LARGE

AND ATTRACTIVE MARKET TO BUILD VALUE FOR ALL STOCKHOLDERS

Since its founding in 1980, BMC has created substantial stockholder value by pursuing a focused strategy of delivering innovative management software solutions that help our customers reduce the cost of ownership and improve the performance of their IT assets. With each new wave of enterprise technology, a combination of more demanding business users and vastly greater IT complexity substantially increases the need for sophisticated management software solutions. The enterprise IT user typically layers each new wave of technology on top of its legacy infrastructure creating a heterogeneous environment with complex IT management challenges. Most recently, the adoption of virtualization and cloud technology has caused an explosion in complexity creating an even greater need for enterprise IT management software and an exciting growth opportunity for BMC. An enterprise’s inability to manage IT complexity can result in increased costs, poor IT system performance and a lack of agility.

Today, IT management software is a $17 billion market with an expected annual growth rate of seven percent. Armed with a differentiated and integrated portfolio of products capable of managing distributed, mainframe, virtual and cloud architectures in a heterogeneous environment, BMC is uniquely positioned to solve these critical customer challenges and capture this growth opportunity.

Time and time again, each new wave of technology has created new opportunities and new competitors for BMC. With each wave, the financial opportunity – and stockholder value creation opportunity – has far exceeded the impact of the new threats because of our ability to evolve and adapt our strategy. Importantly, your Board and management team have proven themselves to be flexible, adaptable and experienced at capturing the growth created by new technology waves and building sustainable stockholder value. The result? Today, BMC’s customers include more than 20,000 IT organizations from the Global 100 to the smallest businesses in over 120 countries around the world. Approximately 95 percent of the Forbes Global 100 rely on BMC to reduce the cost of ownership and improve the performance of their IT assets.

We believe continued successful execution of our strategy and targeting a highly attractive market will deliver value to our customers and drive strong financial results and total stockholder returns.

BMC’S PRODUCT PORTFOLIO IS WELL POSITIONED TO CAPTURE

THE ENTERPRISE IT MANAGEMENT SOFTWARE GROWTH OPPORTUNITY

BMC operates in two business segments – Enterprise Service Management (ESM) and Mainframe Service Management (MSM) – that together position BMC to offer the most comprehensive portfolio of integrated management software products in the industry. Some key highlights of our product portfolio include:

•

Together, our ESM and MSM business segments deliver sophisticated enterprise IT management solutions to our customers and drive strong financial performance for the Company. Many of our customers value BMC’s ability to deliver a single, integrated enterprise IT management software solution for an environment that includes both mainframe and distributed systems. Because of our unified integrated management solutions that span mainframe, virtual and cloud solutions, we can address large complex enterprise IT management problems that many of our competitors cannot.

•

Solutions like our Atrium Configuration Management Database (“CMDB”) and our Control-M workload automation enable our customers to eliminate islands within their IT infrastructure by spanning both the mainframe and distributed environment with a single product. Importantly, some of our largest single software sales have involved customers who required our ability to manage a heterogeneous IT environment with both mainframe and distributed systems.

•

Our ESM business, which includes Cloud Lifecycle Management (“CLM”) and our SaaS offerings, generated strong sequential growth of 21 percent in license bookings during the fourth quarter, and over the last five years license bookings have grown over 7 percent per year on a compound annual basis and license revenue has grown over 10 percent per year on a compound annual basis. In addition, our SaaS business, which we report in maintenance revenue in our income statement, grew annualized monthly recurring revenue (MRRi) by 350 percent in the fourth quarter to approximately $20 million.

•	We continue to receive recognition as the enterprise IT management platform of choice for enterprises around the world.

•

“BMC Cloud Planning and Design: Any enterprise project should have at the front end a solid plan; BMC has developed what may be the most advanced and, more importantly, hardware-independent planning tool.” – Rob Enderle, Enderle Group, December 28, 2011

•

“BMC’s goal is to provide both service provider and enterprise customers with a comprehensive and well-integrated suite of products that not only streamline the provisioning of cloud resources but also monitor and optimize performance, utilization, change control, monitoring, reporting, and optimization of those public and private cloud resources on an ongoing basis . . . BMC is gaining traction and is well positioned to serve enterprise and service provider customers as they build out cloud infrastructure and migrate more diverse services to cloud environments.” – IDC, Worldwide Cloud Systems Management Software 2011 Vendor Strategies, November 2011

•

In a 2012 survey, a major global analyst firm asked enterprise IT users to specify which vendors were strategic to their IT operations management architecture. BMC was the clear first choice – receiving almost twice as many votes as the next closest competitor.

•

Evidencing our position as a strategic vendor, ESM multi-solution wins over $1 million in license bookings were up over 10 percent in fiscal year 2012 compared to the previous year, and up over 40 percent in the past two years.

•

Looking forward, we expect fiscal year 2013 license bookings growth for ESM in the low double digits with operating leverage generating increasing operating margins. Our ESM business also includes our related professional services organization, which generated fiscal 2012 revenue growth of 21 percent year-over-year.

•

Our MSM business remains a solid performer with fiscal year 2012 bookings up six percent year-over-year, including nearly 550 new product placements to new and existing customers. In the fourth quarter, we grew the aggregate run rate of bookings in our top 15 MSM transactions, largely due to success in selling more new products into those existing relationships.

•

The demand for our mainframe cost optimization solutions continues, and the largest global companies continue to rely on the innovation of our MSM products and solutions to realize the full value of the mainframe platform for mission critical processes. Looking forward, we expect to deliver low double digit growth in annualized MSM bookings in fiscal year 2013 and our longer term growth in annualized bookings to remain in low single digits.

We believe BMC has the strongest integrated portfolio of software products providing the most comprehensive, heterogeneous, integrated enterprise IT management solution to enterprises around the world.

BMC HAS INCREASED ESM DIRECT SALES CAPACITY TO DRIVE ADDITIONAL FUTURE REVENUE

The sale of enterprise IT management software is a complex process that requires a knowledgeable and experienced direct sales capability. BMC’s ability to increase revenues is driven in part by the size and experience of its ESM direct sales force.

In the first half of fiscal 2012, we experienced unusually high turnover in our direct sales force. The loss of this experienced direct sales capacity reduced our ability to sell our enterprise IT management software solutions to our customers and adversely impacted our financial performance. By the end of fiscal 2012, we increased our ESM sales force capacity by 25 percent including the impact from our acquisition of Numara.

Our sales force productive capacity will further increase as our less tenured sales representatives (“sales reps”) gain experience selling our sophisticated software solutions which requires both experience and expertise. Based on our history, we know that, in general, the productivity of a direct sales representative increases with the time spent selling BMC products. Even though our sales rep recruiting strategy targets candidates with prior enterprise software sales experience, we know that typically in the first year, the productivity of a new sales rep is substantially lower than the sales force average as the new sales rep gains a better understanding of our product portfolio. We expect a new sales rep to begin to achieve sales goals in the second half of their first year and into their second full year and we know our most productive sales reps typically have 3+ years of experience with BMC.

As a result of the unusually high sales rep turn-over in fiscal 2012 and the recent new sales rep hiring, a significant portion of our direct sales force has yet to achieve its full potential. Consistent with our past experience, we have already begun to realize greater sales productivity as these recent hires have gained more experience selling our portfolio of software products. We expect the realization of this growing sales productivity to generate substantial new software sales and create value for our stockholders.

Reducing turnover is an important element to increasing the productivity of our direct sales force. In the second half of fiscal 2012, we implemented a new sales leadership structure, increased investment in our sales employee retention programs, and adjusted our compensation practices to ensure that we attract and retain the best sales talent and appropriately incent them. Since the beginning of our current fiscal year through the end of May, attrition in our ESM direct sales force has improved significantly, and is down 54 percent as compared to the same period in the prior year.

We focused our sales capacity growth across various geographies and sales territories and placed heavy emphasis on sales opportunities around SaaS and cloud solutions – areas with exciting growth potential. Our productive sales capacity will continue to grow as we realize improved productivity from the retention of our existing sales representatives and hire additional new sales representatives.

BMC has made a significant investment in additional ESM direct sales capacity and adjusted the compensation structure, both of which we believe will drive growth as the sales force gains additional experience.

BMC HAS FORMED VALUABLE STRATEGIC PARTNERSHIPS WITH LEADING TECHNOLOGY COMPANIES

BMC has formed strong partnerships with hundreds of technology companies and service providers worldwide including global strategic alliances with Accenture, Cisco, Dell and Salesforce.com. BMC has also recently announced alliances with companies such as Amazon, Red Hat, NetApp and VCE. These relationships enable BMC to leverage both the partner’s products to provide broader overall solutions and the partner’s enterprise customer relationships to significantly extend our sales and marketing reach across the globe.

•

Through our partnership with Salesforce.com, we provide Remedyforce, an affordable and easy-to-use IT service management solution built on Force.com, the industry leading SaaS platform. This offering is marketed and sold by BMC and Salesforce.com, and is the only third party product resold by Salesforce.com, which gives us a greater addressable market. This offering now has more than 200 customers actively using the solution and has seen acceleration in customer adoption in recent quarters.

•

Our partnership with Cisco enables us to deliver a unified cloud solution to our joint customers. Working with Cisco, our CLM product has become the preferred solution for cloud management at service providers, with recent customer wins including America Movil, QTS, Telstra and Telefonica. Also through this partnership, Cisco offers its Unified Computing System (UCS) with BMC’s BladeLogic for UCS. Together, these solutions combine infrastructure and management software to enable our common customers to build highly scalable, secure and multi-tenant cloud infrastructure.

•

BMC has formed strong partnerships with leading global outsourcers and system integrators in order to capitalize on the market reach and influence these companies have with leading enterprises. BMC’s partners in this important segment include Accenture, Atos, Capgemini, Computacenter, CSC, Dell Services, Fujitsu, HCL, Lockheed Martin, Logica, NEC, Northrop Grumman, TCS, Tech Mahindra, Tieto, Unisys and Wipro. Many of these companies have standardized on BMC’s Business Service Management platform and are using it to deliver IT services to their growing set of customers. BMC’s independence and heterogeneous support makes BMC the partner of choice for many of these companies.

BMC’s significant investment in these strong partnerships has already made an important contribution to the Company’s financial results; a contribution we expect to increase in the future.

BMC HAS A STRONG TRACK RECORD OF INNOVATION

We are highly focused on generating growth through innovation and advanced R&D. Our industry-leading R&D program enables us to develop innovative solutions for our customers while growing BMC into a stronger, more diversified company. Our many successful examples of innovation include:

•	Pioneering the concept of Business Service Management (BSM) and developing our industry leading CMDB as well as a comprehensive portfolio of integrated BSM product suites;

•

Developing our industry-leading CLM product and cloud offerings, which generated approximately $100 million in cloud related total bookings in fiscal 2012 and had 70% year-over-year growth in license bookings;

•	Entering the SaaS market with both Remedy On Demand and Remedyforce;

•	Evolving the job scheduling market into workload automation through innovative industry-first solutions for SLA management, agentless and self-service and cloud-enabled workload automation;

•	Leading the way in mainframe cost optimization through dynamic threshold analysis and unparalleled database performance and availability solutions;

•	Receiving 187 software technology patents globally; and

•	Increasing by 82 percent the number of patent filings since fiscal 2009.

We continue to make a significant investment in R&D to ensure that we offer the most comprehensive, integrated portfolio of enterprise IT management software products.

BMC HAS SUCCESSFULLY GROWN THROUGH INNOVATION AND DISCIPLINED M&A

BMC has a strong track record of delivering growth. In the last five years, we grew our non-GAAP diluted earnings per share at a compound annual growth rate of 17 percent.

Product R&D investment and acquisitions are core to our growth strategy. Since 1994, the Company has successfully completed nearly 40 acquisitions, many of which have been targeted acquisitions of technology and products. Each of these acquisitions has been focused on extending BMC’s enterprise IT management footprint to provide a more complete architecture to help businesses deliver IT enabled services. For example, the acquisition of Remedy in fiscal year 2003 extended our core systems monitoring solutions with the leading IT service desk – a critical component of overall systems management. The acquisition of BladeLogic in fiscal year 2009 added a best-in-class ability to automate data center change and manage IT compliance. Finally, our recent acquisition of Numara in fiscal year 2012 delivered additional IT service management capabilities with a particular focus on mid-market customers. This latest acquisition, which is performing above expectations, tripled our installed base of active help desk, ITSM and IT asset management customers, as well as added sales and channel capabilities required to serve the medium-sized enterprise market.

BMC is a disciplined acquirer with a strong focus on post-acquisition integration. We expect our acquisitions to deliver a return on invested capital (“ROIC”) in excess of our cost of capital.

We have consistently delivered ROIC in excess of our cost of capital and ROIC in excess of many of our Peers.ii

Return on Invested Capitaliii	LTM as of 3/31/2012	Last 5 Years Average
BMC	18%	23%
Peer Median	14%	13%

Outperformance Relative to Peers	5%[1]	10%

Innovation and a disciplined acquisition program are core to our strategy, and we believe our strong ROIC evidences our successful execution.

BMC’S STRATEGY HAS GENERATED STRONG RESULTS AND

POSITIONS THE COMPANY FOR CONTINUED GROWTH

Your Board and management team are executing our growth strategy which has delivered strong financial results. Over the past three and five years, we have achieved the following:

	Last 3 Years Compound Annual Growth (%)	Last 5 Years Compound Annual Growth (%)
Revenue
BMC	5.1%	6.6%

Peer Median	6.4%	8.5%

Non-GAAP Operating Incomeiv
BMC	8.4%	17.7%

Peer Median	7.6%	11.6%

Non-GAAP Diluted EPS
BMC	12.7%	17.0%

Peer Median	15.1%	13.6%

Cash Flow from Operations
BMC	11.3%	13.8%

Peer Median	11.3%	10.7%

[1]	Does not sum due to rounding

In fiscal year 2012, BMC delivered record results for revenue, non-GAAP operating income, non-GAAP diluted earnings per share and cash flow from operations, including the following year-over-year results:

•	Revenue increased by 5 percent;

•	Non-GAAP operating income increased by 6 percent;

•	Non-GAAP diluted earnings per share increased by 9 percent; and

•	Cash flow from operations increased by 5 percent.

In addition to these strong results, we maintained a solid financial position in fiscal year 2012, including a 10 percent increase in cash flow from operations per diluted share year-over-year and an 8 percent increase in free cash flow per diluted share year-over-year.

We expect that this strong growth will continue in fiscal year 2013 and beyond. In fiscal year 2013, we are targeting:

•	Non-GAAP earnings per diluted share to increase to $3.49 to $3.59. At the midpoint, this would represent a 9 percent increase over fiscal 2012;

•	Total bookings to accelerate during fiscal year 2013, with mid to high single digit growth;

•	ESM license bookings growth in the low double digits;

•	MSM total bookings to remain steady with MSM annualized bookings growth in the low double digits;

•	Strong top line performance to drive revenue growth in the mid to high single digits during the fiscal year; and

•	Cash flow from operations of between $800 million and $850 million, which at the midpoint represents a 3 percent improvement over fiscal year 2012.

These strong financial metrics demonstrate that BMC is on the right path, and your Board is committed to continuing to deliver strong financial results to increase stockholder value. We remain focused on extending our success in fiscal year 2013 as we continue to invest in high growth opportunities such as cloud and SaaS and to deliver our industry-leading BSM solution to solve our customers’ most complicated enterprise IT management problems.

Your Board and management team are dedicated to building value for all stockholders. We are excited about the opportunities that lie ahead and are confident in our future success.

BMC HAS AGGRESSIVELY RETURNED CAPITAL TO STOCKHOLDERS

BMC’s Board is committed to returning capital to its stockholders. In fiscal year 2012, we returned to stockholders via share repurchases $781 million in capital which was 122 percent of our free cash flow – all while continuing to execute on our acquisition strategy. Relative to our Peers, our return of capital compares favorably as summarized in the table below.

Return of Capital as a % of Free Cash Flowv

	LTM as of 3/31/2012	Last 5 Years Average
BMC	122%	87%
Peer Median	46%	69%

Outperformance Relative to Peers	76%	18%

Your Board is committed to continuing an aggressive return of capital program. In fiscal year 2013, we expect the level of share repurchase activity to be consistent with prior years.

THE BMC BOARD IS ALIGNED WITH STOCKHOLDERS

AND IS FOCUSED ON ENHANCING STOCKHOLDER VALUE

Your Board has the experience, qualifications and independence necessary to provide effective oversight and direction to the Company. BMC’s Director nominees are proven leaders with a diverse range of relevant business, financial and corporate governance experience and expertise, and they have the critical industry knowledge and experience to continue executing the Board and management’s strategy to enhance value for all BMC stockholders.

Your Board is engaged with and oversees BMC’s experienced senior management team to execute on the Company’s strategic plan. Your Board and management team are driven by a deep understanding of the software and computing industries in which we operate. Importantly, they are motivated by a commitment to enhance value for all stockholders.

Our compensation plan is designed to ensure that the interests of BMC’s management team are directly aligned with the interests of all of our stockholders and that senior executives continue to focus on delivering strong stockholder returns. As evidence, 95 percent of the Company’s shareholders approved the Company’s executive compensation program at last year’s Annual Meeting. In determining executive compensation, your Board focuses on rewarding executive achievement of specific short- and long-term goals that we believe will enhance stockholder value. Through the Company’s granting of performance-based restricted stock units, an increasingly significant portion of BMC’s executives’ potential rewards are directly tied to BMC’s total stockholder return relative to that of the NASDAQ-100 Index. In fiscal year 2012, 56 percent of our CEO’s compensation and 51 percent of our other Named Executive Officers’ awarded compensation was from performance-based compensation. As detailed in the proxy statement for the Annual Meeting, our performance-based compensation plans paid out as designed for fiscal 2012, reflecting the link between our performance-based compensation and actual attainment against the performance goals, and our Compensation Committee took action during the year to further align CEO compensation to performance. Further, our Compensation Committee, in close consultation with independent consultants, has made steady improvements to our compensation governance practices over the past few years as set forth in our proxy materials.

BMC’s Board is independent and diverse and has a stockholder-friendly corporate governance structure that provides rigorous oversight of BMC’s strategic direction. Your Board consists of ten highly-qualified, annually elected Directors, nine of whom are independent of the Company and its management. In addition, all four of the standing committees of the Board are comprised entirely of independent Directors and the Board has a Lead Independent Director to ensure effective and independent oversight of management. Our independent Directors engage in frequent executive sessions consistent with best governance practices. Further, three new Directors have joined the Board in the past five years – Gary L. Bloom, Mark J. Hawkins and Stephan A. James – two of whom joined within the past two years.

Your Board’s nominees have the right experience to continue to deliver strong results to all stockholders:

Robert E. Beauchamp, 52, is our current Chairman, President and Chief Executive Officer. He has served as President and Chief Executive Officer and as a member of the Board since January 2001. He has served as Chairman of the Board since October 2008. Mr. Beauchamp brings years of experience and expertise in key areas such as business strategy, research and development, marketing and sales. After joining BMC Software as a sales executive in 1988, he rose rapidly through the BMC ranks progressing from senior account representative to sales manager. He joined our marketing organization in 1994, becoming Vice President, Strategic Marketing & Development in 1996, and subsequently assumed responsibility for our mergers and acquisitions efforts. Prior to his selection as President and Chief Executive Officer, he further developed his knowledge of our company and the software business as Senior Vice President of Product Management and Development. As Chief Executive Officer, Mr. Beauchamp has led BMC’s highly successful transformation from a mainframe tools vendor to the company that delivers the industry’s most strategic enterprise management and automation solutions, enabling customers to automate IT and prove their business value. Mr. Beauchamp has served on the boards of numerous non-profit, industry and civic organizations during his career and currently serves on the Board of National Oilwell Varco, Inc., a public company, and as a member of the Board of Regents for Baylor University.

Jon E. Barfield, 60, is a highly respected business leader currently serving as our Lead Independent Director. Mr. Barfield has been a leader in the field of talent acquisition for over 30 years, with strong experience in information technology. He is currently the President and Chief Executive Officer of LJ Holdings Investment Company, LLC, a private investment company, and is a member of the Board of Directors of CMS Energy. In 2012, he retired from the Bartech Group, Inc. where he served since 1981 as President, and from 1995 to 2012 as Chairman and President of one of the largest, independent talent acquisition and management firms in the U.S. specializing in managing human capital procurement for regional, national and global corporations, the placement of engineering and information technology professionals and business process consulting services. The Bartech Group manages more than $2 billion in human capital procurement for regional, national and global corporations, employing and managing more than 25,000 consultants for clients worldwide. Mr. Barfield has extensive public company board experience having served on the Boards of Dow Jones & Company, which was acquired by News Corp, Motorola Mobility Holdings, Inc., which was acquired by Google, and

National City Corporation, which was acquired by PNC Bank. Mr. Barfield is a graduate of Princeton University and Harvard Law School, and currently serves as a director of Blue Cross Blue Shield of Michigan and Business Leaders for Michigan. Mr. Barfield brings to the Board experience regarding legal risk oversight and risk management, financial reporting, attracting and retaining key talent and related human resources experience, corporate governance, and mergers and acquisitions.

Gary L. Bloom, 51, has extensive experience in enterprise software, and is currently the President and Chief Executive Officer of MarkLogic, an enterprise software company powering over 500 of the world’s most critical Big Data Applications. Mr. Bloom was Chief Executive Officer of VERITAS Software, a publicly traded software company and leading independent supplier of storage and infrastructure software products and services, until it merged with Symantec in 2005 where he then served as Vice Chairman and President. More recently, Mr. Bloom served as Chief Executive Officer of eMeter, Inc., a software company that was acquired by Siemens Corporation in 2012. Mr. Bloom joined VERITAS after a 14-year career with Oracle, rising to the rank of Executive Vice President. Through his more than 20 years of software company experience, including as a former Chief Executive Officer of VERITAS Software and service on other public software company boards, Mr. Bloom brings to the Board extensive knowledge of the software industry and specific insights into the operational and strategic issues facing BMC.

Meldon K. Gafner, 64, is an industry-veteran in communications technology and data distribution, having served as a consultant in communications technology to venture capital firms. From 1988 to 1997, he served in various leadership roles, including Chief Executive Officer and Vice Chairman of Comstream Corporation, a privately held manufacturer of high-speed satellite earth stations for data distribution. Prior to Comstream, he was an executive officer of Integrated Software Systems Corporation, a publicly traded software company. As a result of his professional experiences, Mr. Gafner possesses knowledge and experience in management of companies focusing on technology-driven innovation.

Mark J. Hawkins, 53, has had key leadership roles at several top technology companies, having served as Executive Vice President and Chief Financial Officer of Autodesk, Inc. – a publicly traded software company which focuses on 3D design software – since 2009. Prior to joining Autodesk, Mr. Hawkins served as Chief Financial Officer and Senior Vice President of Finance and Information Technology at Logitech International S.A., a publicly traded multi-national technology company. Mr. Hawkins also held positions at Dell Inc. and Hewlett-Packard Company, where he served in various financial and business-management roles. As Chief Financial Officer of Autodesk, Mr. Hawkins brings to the Board global financial management expertise in the technology industry, including experience in the areas of accounting, capital markets and information technology management.

Stephan A. James, 65, obtained a wealth of experience in multinational management and technology services as the former Chief Operating Officer of Accenture Ltd., where he also served as a member of the Board and Vice Chairman from 2001 to 2004. Mr. James currently serves as a Director at Fidelity National Information Services, Inc., the largest global provider dedicated to banking and payment technologies, and Navigant Consulting, Inc., which is dedicated to assisting clients in creating and protecting value in the face of critical business risks and opportunities. He also previously served as a director of CDW Corporation and Metavante Technologies. Mr. James brings to the Board valuable and extensive business and strategic experience in the management and operations of a large, complex international technology-based professional services and outsourcing organization.

P. Thomas Jenkins, 52, acquired his enterprise software expertise at OpenText Corporation, a publicly traded software company and a leader in providing enterprise content management. Mr. Jenkins currently serves as Executive Chairman of the Board and Chief Strategy Officer at OpenText. He served as Chief Executive Officer of OpenText from 1997 to 2005 and was appointed Chief Strategy Officer in 2005. Mr. Jenkins also held progressive executive positions at OpenText from 1994 to 1997. A respected technology businessman, Mr. Jenkins is the Chair of the federal centre of excellence Canadian Digital Media Network (CDMN). He is also an appointed member of the Social Sciences and Humanities Research Council of Canada (SSHRC), appointed chair of the Government of Canada’s Research and Development Review Panel, past appointed member of the Government of Canada’s Competition Policy Review Panel and past appointed member of the Province of Ontario’s Ontario Commercialization Network Review Committee (OCN). Mr. Jenkins brings to the Board a wealth of executive knowledge and extensive business strategy, operational and management experience in the software industry.

Louis J. Lavigne, Jr., 64, developed strong leadership skills and financial acumen at Genentech, Inc., a multi-billion dollar leading multinational biotechnology corporation. Mr. Lavigne joined Genentech in 1982 and held a variety of key strategic positions before retiring in 2005 as the Company’s Executive Vice President and Chief Financial Officer. He was responsible for Genentech’s Financial, Corporate Relations, and Information Technology groups. In June, 2006, he received the Bay Area CFO of the Year-Hall of Fame-Lifetime Achievement Award. Currently, Mr. Lavigne is Managing Director of Lavrite, LLC, a management consulting firm specializing in the areas of corporate finance, accounting, growth strategy and management. Mr. Lavigne serves as a director and as Chairperson of the Board of Accuray Incorporated and as a director of Allergan, Inc., both public companies. He also serves as a director of SafeNet, Inc., a private software company focused on data protection. Mr. Lavigne also serves as a trustee of the California Institute of Technology (CalTech), Babson College and Children’s Hospital Oakland. As the former Chief Financial Officer of Genentech and a current and former member of numerous public company boards, Mr. Lavigne brings to the Board financial expertise and extensive experience in business operations, strategy, accounting and public company governance.

Kathleen A. O’Neil, 60, is an expert in global finance, risk management, strategy development and corporate governance and has excelled in a diverse set of leadership roles ranging from the Federal Reserve Bank to IBM to Liberty Street Advisors, LLC, a company she founded in 2001. She is currently the President and Chief Executive Officer of Liberty Street, which advises public and private companies on corporate governance, risk management and strategy development. She is well known in the global financial community through over 20 years of executive roles at the Federal Reserve Bank of New York. At IBM, Ms. O’Neil was the General Manager of the Global Financial Markets Infrastructure Group. Ms. O’Neil currently serves as a Lead Independent Director on the Board of Guidance Software, a publicly traded software company. Ms. O’Neil also serves on the Board of trustees of the Motley Fool Funds Trust and is a member of the Board of directors of MetLife Bank, N.A., a subsidiary of MetLife, Inc. As a result of Ms. O’Neil’s professional experiences, she provides the Board with financial expertise, experience in risk management, executive managerial experience and extensive knowledge of corporate governance.

Tom C. Tinsley, 59, has a strong background in finance, consulting and technology. He is currently an Advisory Director for General Atlantic Partners. From 2001 to 2011, Mr. Tinsley was a Managing Director at General Atlantic, a global private equity firm with more than 50 portfolio companies and $17 billion in assets under management. Prior to General Atlantic, Mr. Tinsley served as Chairman of the Board of Managing Directors of Baan Company N.V., a software company based in The Netherlands. From 1978 to 1995, Mr. Tinsley worked at McKinsey & Company Inc. where he was a Director and a lead Director in the Firm’s technology practice. Mr. Tinsley also serves on the Boards of Intermedia, a private company and premier provider of cloud services to small and mid-sized businesses, and Net1 UEPS Technologies, Inc., a public technology company based in Johannesburg, South Africa. Mr. Tinsley brings to the Board managerial experience in the software industry and the Board values and benefits from Mr. Tinsley’s experience in evaluating, investing in and acquiring technology companies. Mr. Tinsley received his undergraduate degree from the University of Notre Dame and his M.B.A. from Stanford’s Graduate School of Business.

BMC’S BOARD HAS DETERMINED PURSUING

A SALE AT THIS TIME IS NOT IN THE BEST INTERESTS OF STOCKHOLDERS

Your Board has considered Elliott’s proposal to pursue a sale of the Company and unanimously determined that the proposal is not in the best interests of our stockholders and that now is not the right time to pursue a sale. Your Board does not support short-term actions that would be detrimental to the creation of sustainable long-term value for our stockholders. We believe BMC has the strategy, products, technology and leadership to drive growth and create value. Your Board is always open to any alternative that fully reflects the value and prospects of BMC. We do not believe that Elliott’s proposal is in the best interests of our stockholders.

Your Board is confident that our current vision and strategy will yield greater value, and that we are well positioned in the industry for long-term success. Your Board is focused on enhancing value for stockholders, and believes it would be detrimental to stockholders to pursue a sale in light of the Company’s attractive growth prospects.

In evaluating Elliott’s nominees, BMC’s Corporate Governance & Nominating Committee followed established policies and procedures, including considering “questions of independence and possible conflicts of interests of members of the Board and whether a candidate has special interests or a specific agenda that would impair his or her ability to effectively represent the interests of all stockholders.”

After evaluating Elliott’s nominees based upon these criteria, our Corporate Governance & Nominating Committee unanimously concluded that Elliott’s four nominees would not effectively represent the interests of all BMC stockholders and would instead advance Elliott’s pre-determined agenda of pursuing a sale of the Company. In its May 15, 2012 letter to BMC, Elliott confirmed that its nominees have pre-judged BMC and are committed to pursuing Elliott’s agenda, noting that Elliott’s nominees “share [Elliott’s] view of BMC’s value” and have “significant insight into potential acquirers to help drive a successful outcome for BMC.” BMC is committed to having open-minded Board members who are focused on the long-term interests of all stockholders, not the agenda of a select few. Furthermore, the addition of Elliott’s nominees to the Board would adversely impact the level of professional diversity currently represented on the Board. By placing Elliott’s nominees on the Board at the expense of any existing Board member, the Board would lose valuable financial, consulting, corporate governance and risk management experience.

Finally, as part of what we believe is a campaign to distort the Board’s record, Elliott has focused on shorter term timeframes and fails to consider the strong financial performance and total stockholder returns delivered by the Company over the long-term. For the five-year period ending fiscal year 2012, BMC has outperformed the S&P500 by 31 percent and the NASDAQ by three percent. For the 10 year period ending fiscal year 2012, BMC has outperformed the S&P500 by 92 percent and the NASDAQ by 44 percent.

PROTECT YOUR INVESTMENT: SUPPORT YOUR BOARD’S EFFORTS TO ENHANCE STOCKHOLDER VALUE

VOTE THE WHITE PROXY CARD TODAY

BMC seeks your support in electing the Company’s 10 highly qualified nominees and your Board unanimously recommends that stockholders vote “FOR” the Company’s experienced and highly qualified Director nominees: Robert E. Beauchamp, Jon E. Barfield, Gary L. Bloom, Meldon K. Gafner, Mark J. Hawkins, Stephan A. James, P. Thomas Jenkins, Louis J. Lavigne, Jr., Kathleen A. O’Neil and Tom C. Tinsley.

Your vote is extremely important, no matter how many or how few shares you own. Whether you plan to attend the Annual Meeting, you have an opportunity to protect your investment in BMC by voting the WHITE proxy card. We urge you to vote today by telephone, by Internet, or by signing and dating the enclosed WHITE proxy card and returning it in the postage-paid envelope provided. Please do not return or otherwise vote any green proxy card sent to you by Elliott. If you have any questions or need assistance voting your shares, please contact our proxy solicitor, D.F. King & Co., Inc., toll free at 1-800-628-8536.

On behalf of your Board, we thank you for your continued support of BMC.

Sincerely,

/s/ Robert E. Beauchamp	/s/ Jon E. Barfield
Robert E. Beauchamp	Jon E. Barfield
Chairman of the Board & Chief Executive Officer	Lead Director

YOUR VOTE IS IMPORTANT

If your shares are registered in your own name, please sign, date and mail the enclosed WHITE proxy card in the self-addressed, pre-paid envelope provided.

If your shares are held in the name of a custodian broker, bank or other nominee, please sign, date and mail the enclosed WHITE voting instruction form in the return envelope provided.

You may also cast your vote by touch tone telephone or via the Internet by following the instructions on your WHITE proxy card or voting instruction form.

Please be aware that you may receive multiple proxy cards and/or voting instruction forms in connection with BMC’s 2012 Annual Meeting. We ask that you return each and every WHITE proxy card and voting instruction form you receive and please discard any green proxy card and voting instruction form you receive. Only your latest dated proxy will be counted.

If you have any questions or need assistance voting your WHITE proxy, please call our proxy solicitor, D.F. King & Co., Inc., toll free at 1-800-628-8536.

FORWARD LOOKING STATEMENTS

This letter contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are identified by the use of the words “believe,” “expect,” “anticipate,” “estimate,” “will,” “contemplate,” “would” and similar expressions that contemplate future events. Such forward-looking statements are based on management’s reasonable current assumptions and expectations. Numerous important factors, risks and uncertainties, including, but not limited to, those contained in our documents and reports filed with the Securities and Exchange Commission (SEC), affect our operating results and could cause our actual results, levels of activity, performance or achievement to differ materially from the results expressed or implied by these or any other forward-looking statements made by us or on our behalf. There can be no assurance that future results will meet expectations. You should carefully review the cautionary statements described in the documents and reports we file from time to time with the SEC, specifically our Annual Reports on Form 10-K, our Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K. Information contained on our website is not part of this Press Release.

Readers are cautioned not to place undue reliance on any forward-looking statements contained in this letter, which reflect management’s opinions only as of the date hereof. Except as required by law, we undertake no obligation to revise or publicly release the results of any revision to any forward-looking statements.

CERTAIN INFORMATION REGARDING PARTICIPANTS

BMC Software, Inc. (“BMC”), its Directors and certain of its executive officers are deemed participants in the solicitation of proxies from BMC stockholders in connection with the matters to be considered at BMC’s 2012 Annual Meeting. In connection with the solicitation of proxies, BMC has filed a definitive proxy statement and other relevant documents concerning the proposals to be presented at BMC’s 2012 Annual Meeting with the U.S. Securities and Exchange Commission (the “SEC”). In connection with the 2012 Annual Meeting, BMC has mailed the definitive proxy statement to stockholders. INVESTORS AND STOCKHOLDERS ARE STRONGLY ENCOURAGED TO READ BMC’S DEFINITIVE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ACCOMPANYING PROXY CARD AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY

BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION. Detailed information regarding the identity of participants, and their direct or indirect interests, by security holdings or otherwise, are set forth in the definitive proxy statement BMC filed with the SEC on June 5, 2012. Additional information can also be found in BMC’s Annual Report on Form 10-K for the year ended March 31, 2012, filed with the SEC on May 10, 2012. To the extent holdings of BMC securities have changed since the amounts printed in the definitive proxy statement for the 2012 Annual Meeting, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC. Stockholders will be able to obtain any proxy statement, any amendments or supplements to the proxy statement and other documents filed by BMC with the SEC for no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge at the Investors section of our corporate website at http://investors.bmc.com.

[i]	MRR represents the combined monthly value of subscription fees associated with active SaaS customers.
ii	Peers include Adobe, CA, Citrix, Compuware, Microsoft, Oracle, SAP and Symantec.
iii

Return on Invested Capital (ROIC) is a non-GAAP financial measure. Annual ROIC was calculated as X/Y, where: X = reported earnings before income taxes adjusted to add back interest expense and gain (loss) on investments, net, for the applicable fiscal year period, tax effected based on the Company’s effective consolidated tax rate for the fiscal year period; and Y = total capital, calculated as reported total stockholders’ equity plus total borrowings (current and long-term portions) as of the end of the applicable fiscal year period.

iv

Non-GAAP Operating Income and Non-GAAP Diluted Earnings per Share are non-GAAP financial measures regularly used by us in our quarterly earnings release and other public disclosures, wherein we also provide reconciliations to comparable GAAP measures of operating income and diluted earnings per share, respectively. In comparison to the comparable GAAP measures, these non-GAAP financial measures exclude share-based compensation expense; the amortization of intangible assets; severance, exit costs and related charges; as well as the related tax impacts of these items; and certain discrete tax items.

[v]

Return of capital as a percentage of free cash flow is a non-GAAP financial measure calculated for an applicable period as X/Y, where: X = treasury stock acquired plus dividends paid (return of capital) for the applicable fiscal year period; and Y = free cash flow, calculated as net cash provided by operating activities minus cash paid for the capitalization of software development costs and minus cash paid for purchases of property and equipment.

VOTE BY INTERNET	WWW.FIRSTCOASTRESULTS.COM/BMC.HTML

Visit the Internet voting Website at http://www.firstcoastresults.com/bmc.html. Have this proxy card ready and follow the instructions on your screen. You will incur only your usual Internet charges. Available 24 hours a day, 7 days a week until 11:59 p.m. (EDT) on July 24, 2012.

VOTE BY TELEPHONE	1-800-303-7885

This method of voting is available for residents of the U.S. and Canada. On a touch tone telephone, call TOLL FREE 1-800-303-7885, 24 hours a day, 7 days a week. Have this proxy card ready, then follow the prerecorded instructions. Your vote will be confirmed and cast as you have directed. Available 24 hours a day, 7 days a week until 11:59 p.m. (EDT) on July 24, 2012.

VOTE BY MAIL

Simply sign and date your proxy card and return it in the postage-paid envelope to D.F. King & Co., Inc., c/o First Coast Results Inc./Independent Tabulator, P.O. Box 3672, Ponte Vedra Beach, FL 32004-9911. If you are voting by telephone or the Internet, please do not mail your proxy card.

Vote by Internet	Vote By Telephone	Vote by Mail
Access the Website and	Call Toll-Free using a	Sign and return your proxy
submit your proxy:	touch-tone telephone:	in the postage-paid
www.firstcoastresults.com/bmc.html	1-800-303-7885	envelope provided.

THE PROXY STATEMENT, AS WELL AS OTHER PROXY MATERIALS DISTRIBUTED BY BMC SOFTWARE,

ARE AVAILABLE FREE OF CHARGE ONLINE AT WWW.DFKING.COM/BMC

Control Number è

ê	DETACH BELOW AND RETURN USING THE ENVELOPE PROVIDED ONLY IF YOU ARE VOTING BY MAIL	ê

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THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE “FOR” THE BOARD OF DIRECTORS’ DIRECTOR NOMINEES AND “FOR” PROPOSALS 2, 3 AND 4.

1.	To elect ten directors to our Board of Directors, each to serve until the next annual stockholders’ meeting and until his or her respective successor has been duly elected and qualified.
					FOR ALL		WITHHOLD ON ALL	FOR ALL EXCEPT
	Robert E. Beauchamp	Stephan A. James			☐		☐	☐
	Jon E. Barfield Gary L. Bloom Meldon K. Gafner Mark J. Hawkins	P. Thomas Jenkins Louis J. Lavigne, Jr. Kathleen A. O’Neil Tom C. Tinsley			(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “For All Except” box above and write that nominee’s name in the space provided below.)
			FOR	AGAINST	ABSTAIN		THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” PROPOSAL 5 BELOW.		FOR	AGAINST	ABSTAIN
2.	To approve the BMC Software, Inc. 2013 Employee Stock Purchase Plan.		☐	☐	☐

3.	To ratify the appointment by our Audit Committee of Ernst & Young LLP as the independent registered public accounting firm of BMC Software, Inc. for the fiscal year ending March 31, 2013.		☐	☐	☐	5.	To vote on a stockholder proposal submitted by Elliott Associates, L.P. and Elliott International, L.P. regarding the repeal of provisions or amendments of the Company’s Amended and Restated Bylaws, as set forth in the proxy statement.		☐	☐	☐

4.	To approve executive compensation on an advisory basis.		☐	☐	☐	6.	To transact any and all other business that may properly come before the Annual Meeting or any adjournments or postponements thereof.

						Shareholder Sign Here				Date

						Shareholder (Joint Owner) Sign Here				Date

Please sign exactly as your name(s) appear on this proxy. When Shares are held jointly, each holder should sign. When signing as Executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

BMC SOFTWARE, INC.

ANNUAL MEETING OF STOCKHOLDERS

MARK, SIGN, DATE AND RETURN YOUR PROXY TODAY,

UNLESS YOU HAVE VOTED BY INTERNET OR TELEPHONE.

IF YOU HAVE NOT VOTED BY INTERNET OR TELEPHONE, PLEASE DATE, MARK, SIGN AND RETURN

THIS PROXY PROMPTLY. YOUR VOTE, WHETHER BY INTERNET OR TELEPHONE, MUST BE RECEIVED

NO LATER THAN 11:59 P.M., EDT, ON July 24, 2012, TO BE INCLUDED IN THE VOTING RESULTS.

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, DETACH ALONG THE PERFORATION,

ê  MARK, SIGN, DATE AND RETURN THE BOTTOM PORTION USING THE ENCLOSED ENVELOPE.  ê

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WHITE PROXY CARD	BMC SOFTWARE, INC. Annual Meeting of Stockholders July 25, 2012 8:00 A.M. This proxy is solicited by the Board of Directors	WHITE PROXY CARD

The undersigned hereby appoints Patrick K. Tagtow and Christopher C. Chaffin and each of them, with or without the other, with full power of substitution, to vote all shares of stock that the undersigned is entitled to vote, with all the powers which the undersigned would possess if personally present, at the 2012 Annual Meeting of Stockholders of BMC Software, Inc. to be held in the Gateway IV room at the Grand Hyatt DFW, 2337 South International Parkway, DFW Airport, Texas 75261 on July 25, 2012, at 8:00 a.m., local time, and all adjournments and postponements thereof. The validity of this proxy is governed by the laws of the State of Delaware. This proxy does not revoke any prior powers of attorney except for prior proxies given in connection with the Annual Meeting of Stockholders.

If shares of BMC Software, Inc. Common Stock are issued to or held for the account of the undersigned under employee plans and voting rights attach to such shares (any of such Plans, a “Voting Plan”), then the undersigned hereby directs the respective fiduciary of each applicable Voting Plan to vote all shares of BMC Software, Inc. Common Stock in the undersigned’s name and/or account under such Voting Plan in accordance with the instructions given herein, at the Annual Meeting and at any adjournments or postponements thereof, on all matters properly coming before the Annual Meeting, including but not limited to the matters set forth on the reverse side.

The proxy will be voted as you specify on the reverse side. If no specification is made, this proxy will be voted with respect to item (1) FOR the Board of Directors’ nominees listed, (2) FOR the BMC Software, Inc. 2013 Employee Stock Purchase Plan, (3) FOR ratification of the appointment of Ernst and Young LLP as independent registered public accounting firm of BMC Software, Inc. for the fiscal year ending March 31, 2013, (4) FOR the approval of executive compensation on an advisory basis, and (5) AGAINST the stockholder proposal submitted by Elliott Associates, L.P. and Elliott International, L.P. regarding the repeal of provisions or amendments of the Company’s Amended and Restated Bylaws, as set forth in the proxy statement, and in the discretion of the proxies with respect to such other business as may properly come before the meeting or any adjournments or postponements thereof.

(CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE.)